Framework Agreement

on Capital Increase and Equity Enlargement

Party A (former shareholder): Xu Bin

ID Card No. 53240 1197202120314

Address: Rm. 104, Unit 2, Building 51, No. 31, Jiaochangdong Road,

Wuhua District, Kunming City

Party B (former shareholder): Zou Liang

ID Card No. 210103198005252128

Address: No.  7-11, Nansanhao Street, Heping District, Shenyang City

Party C (former shareholder): Wang Yilin

ID Card No. 140 106199011171223

Address: No. 10, Unit 1, Building 3, Sanjiadiandonglaodian, Mentougou

District, Beijing City

Party D (former shareholder): Wan Juhe

ID Card No. 53300119760 127001X

Address: Rm. 606, Unit 3, Building 13, No. 202, Kunrui Road, Wuhua

District, Kunming City

Party E (new-increased shareholder): GREAT CHINA INTERNATIONAL HOLDINGS, INC.

Representative: FRANI JIANG

Address: Carson City, Nevada, USA

Target Company: Jiangcheng Sino-Au Agricultural Technology
Development Co., Ltd.

Location: 1-106, Laos Area, Sanguo Trade Town, Sanjiang Avenue,

Jiangcheng County

Legal Representative: Xu Bin

Whereas:
1. Party A, Party B, Party C and Party D are currently actual controlling shareholders of Jiangcheng Sino-Au Agricultural Technology Development Co., Ltd. (hereinafter called ''Target Company'' for short). Among of that, Party A holds 50% of equity of the Target Company, Party B holds 33.11% of equity of the Target Company, Party C holds 16% of equity of the Target Company, and Party D holds 0.89% of equity of the Target Company.
2. The registered capital of the Target Company is RMB 112.5 million Yuan by the end of Jan. 26, 2016.  Party A provided financial contribution with physical goods and currency (RMB), Party B, C and D provided financial contribution with currency (RMB), and the four parties contributed in full sum.
3. The predicated base date for this capital increase and equity enlargement is Jan. 31, 2016.
4. It is proposed to increase capital of RMB 37.4795 million Yuan for this time. Party A, B, C, D and E come to agreement with RMB 2.663 Yuan for consideration per share, and capital increase for this time is 37.4795 million Yuan which is converted into 14.07 million shares.
5. Party E agrees with the above conditions in article stipulated in this agreement to subscribe the capital increase of RMB 37.4795 million Yuan of the Target Company, which is converted into equity of 14.07 million shares. Party A, Party B, Party C and Party D would like to abandon the priority of subscription and accept Party E as the new shareholder to increase capital to the Target Company.
6. It is affiliated transaction for this time, and Party B holds 33.11% of equity of the Target Company, and on behalf of the big shareholder FANAK JIANG of Party E.
On the basis of the foregoing statement, the parties hereto come to agreement in respect of capital increase and equity enlargement upon friendly negotiation according to the Company Law of the People’s Republic of China and the stipulations of other relative laws and statues, in line with the principles of honesty, trustworthiness, equality and voluntariness, which is to be abided by each party.

Article 1. Detailed items on capital increase and equity enlargement
1. Party A, B, C, D and E agree to the capital increase and equity enlargement of the Target Company, i.e. increase the registered capital of the company up to RMB 126.57 million Yuan as stipulated in this agreement, among of which the new-increased registered capital RMB 14.07 million Yuan is contributed by Party E.
2. The amount of subscribed capital of Party E is determined by common consent as follows:
Party E shall pay the capital increase RMB 37.4795 million Yuan in total to the Target Company (converted into equal US according to the exchange rate on the payment date), among of which RMB 14.07 million Yuan is subscription registered capital, and the rest part is included in the capital reserve of the Target Company.
3. Payment arrangement of Party E for this capital increase fund:
1) Pay the capital increase fund RMB 14.07 million Yuan to the assigned account of the Target Company within 10 days since the effective date of the contract.
2) Within 3 working days after Party E's payment of capital increase fund as stipulated in the above article 1), the Target Company shall engage an accounting firm to proceed the capital verification, then within 3 working days since the completion date of capital verification, amend the articles of association and transact the alteration registration of equity ratio stipulated in the article 2 of this agreement to the industry and commerce registration authority.
3) Party E shall pay the remaining fund once within 10 days after completing the business alteration registration.
4) Party E promises that all the financial contribution resources are legal.
Article 2. The capital stock structure of the Target Company after entirely completing the capital increase and equity enlargement

No.	Shareholders	Original issue stock (10000 shares)	Equity ratio (%)	Stock increased for this time (10000 shares)	Shares after equity enlargement (10000 shares)	Equity ratio after capital increase and equity enlargement (%)	Form of contribution
1	Xu Bin	5625	50%		5625	44.44%	Physical goods, currency
2	Zou Liang	3725	33.11%		3725	29.43%	Currency
3	Wang Yilin	1800	16%		1800	14.22%	Currency
4	Wan Juhe	100	0.89%		100	0.79%	Currency
5	Great China International Holdings, INC			1407	1407	11.12%	Currency
Total		11250	100%	1407	12657	100%

Article 3. The usage of new-increased capital:
The new-increased capital for this time is used for the Target Company to purchase land and supplement the lack of current capital.
Article 4. Statements, guaranties and promises
All the parties make the following statements, guaranties and promises respectively, and sign this agreement according to such statements, guaranties and promises:
1. Party A, B, C, D and E are natural person or legal person with complete legal capacity for civil rights and disposition, and the parties have obtained all the authorization, approval and recognition as required by the capital increase and equity enlargement;
2. Party A, B, C, D and E possess the legal capacity for rights and disposition to sign  this agreement, and this  agreement after affixing signatures will have legal binding force to all the  parties;

3. The obligations in this agreement assumed by Party A, B, C, D and E are legal and effective, and  the performance will neither conflict with other obligations of each party in this agreement, nor violate any laws;
4. All the parties promise that they will not do any action damaging the interests of the Target Company and other shareholders by taking advantage of the shareholder 's status;
5. Otherwise stipulated in this agreement, all the parties shall neither transfer the holding equity to others in principle since the registration date of relative business alteration of capital increase and equity enlargement, nor set up pledge or other rights on the holding equity;
6. Party E's subscription of equity through capital increase hereof is an investment behavior, and if there is shareholding entrustment (commissioned) or other equity or interest arrangement, Party E shall not damage the legal rights and interests of the Target Company and other shareholders hereof;
7. All the shareholders promise not to occupy and use the company's properties for free, and not have behavior of association transaction to damage the company's interest, as well as be responsible for compensate for the damage to the Target Company if the foregoing behaviors occur;
8. All the shareholders promise not to develop the same or similar business with the Target Company or its subsidy company.
Article 5. Basic rights and obligations of the new shareholder
1. Equal in legal status to the former shareholder;
2. Have all the rights of a shareholder endowed by the laws, including but not limited to assets benefit, important decision-making and the right to choose manager;
3. Assume the obligation of the company shareholder.
Article 6. Amendment of articles of association
After the financial contribution is paid enough as stipulated in this agreement, the shareholders' conference will be convened within 5 days. All the parties shall amend the articles of association of the Target Company, and the revised articles of association will substitute for the former articles of association of the Target Company.

Article 7. The establishment of shareholder's status
The shareholders of Party A, B, C and D promise pass through the decision of the shareholders' conference in respect to capital increase and equity enlargement after signing this agreement as soon as possible, complete all the necessary procedures to report to the national industry and commerce administrative department, and confirm the shareholder’s status of Party E as soon as possible.
Article 8. The organizational framework of the Target Company after capital increase and equity enlargement
1.           Shareholders' conference
1)           The Target Company after capital increase and equity enlargement sets up shareholders' conference which is the highest capability mechanism of the Target Company. The shareholder will exert the rights on the shareholders' conference according to the equity ratio.
2) The following items will become effective only after being submitted to the shareholders' conference of the Target Company for legal resolution:
a.          The usage of fund of the capital increase;
b.          Work out and amend the profit distribution plan and covering loss plan of the Target Company;
c.          The Target Company's shareholder transfers his/her holding equity of the Target Company or transfers the rights and obligations in this agreement;
d.          The Target Company raises external financing (loan, equity financing or similar fund-raising behavior etc.), invests and issues an external guarantee;
e.          The Target Company works out and amends important operational policy and investment plan;
f.          Associate transaction or dispose/purchase important fixed assets or intangible assets;
g.          Work out and amend the articles of association of the Target Company;
h.          Other items which have important influence on the business activities of the Target Company.
2. Board of directors
The board of directors of the Target Company after capital increase and equity enlargement is composed of 3 directors (not less than 3 persons). Among of that, Party E could appoint 1 director as new-increased shareholder, and vice-chairman of the board of directors is appointed by Party E. The director's tenure is three years, and can be reappointed consecutively at the expiration.

3. Board of supervisors
The Target Company after capital increase and equity enlargement will not set up board of supervisors, but set up 1 supervisor, who will be responsible for the shareholders' conference and report the working. The supervisor's tenure is three years, and can be reappointed consecutively at the expiration.
Article 9. The shareholder's right to learn the truth
1. The Target Company shall give publicity to all the shareholders the entire fiscal statement of half year (including combined statements of subsidy company) passed through internal auditing before July 30 of every year, and give publicity to all the shareholders the fiscal statement of last year (including combined statements of subsidy company) audited by the external auditing authority before January 30 of every year.
2. Each shareholder of the Target Company has the right to refer to the account book and bank account of the Target Company, but shall notify the financial principal of the Target Company 1 day in advance, and the financial department shall record in written form to the consultation situation.
3. The Target Company shall inform in time all the shareholders any important adverse impact or any circumstance of likely causing adverse impact.
Article 10. Confidentiality responsibility
1. All the parties confirm that, as to the information and data learned from others by any party, if such information and data were not been disclosed, it is regarded as confidential information whatever tangible or intangible, and bear the obligation of keeping secret. The information which has important value to the provider but can be obtained through open channel by other parties does not belong to confidential information.
2. Otherwise stipulated in applicable laws, all the parties shall not publish, leak, discuss or disclose any confidential information in respect to this agreement to the third party. All the parties shall abide by and make its employees, agents or intermediaries abide by the obligation of keeping secret, and make its employees, agents or intermediaries not use the confidential information for other purposes which have no business with the performance of this agreement.

3.           All the parties agree that, as to the matters on government approval related to this agreement and information disclosure, all the parties' behavior of disclosing the confidential information to the approval authority for such purpose shall not be regarded as breach of obligation of keeping secret; however, all the parties shall file and report for approval to the approval authority according to this agreement purpose and relative stipulations.
Article 11. Liabilities for breach of contract
1. Once this agreement is signed, all the parties shall strictly abide by, and whoever breaks this agreement shall assume the damage to the observant party.
2. If Party E's fund of capital increase was not paid as schedule, Party A, B, C and D could cancel this agreement.
3.           It is decided according to the law that, if the former shareholder of the Target Company transferred his/her holding equity of the Target Company before the Target Company goes IPO, Party E has the right of preemption of the equity of the Target Company to be transferred under the same condition, or give priority to transfer his/her holding equity of the Target Company to the third party under the same condition.
Article 12. Agreement termination
At any time before alteration of shareholder legally in accordance with the stipulations of this agreement:
1.           If there is any one of the following circumstances, Party E has the right to notify Party A, B, C and D to terminate this agreement, and take back the capital increase listed in this  agreement:
1) If it is unforeseen and unavoidable to happen and the consequence cannot be overcome, which causes impossibility of the capital increase and equity enlargement in fact;
2) If Party A, B, C or D breaks any article of this agreement, and such breach behavior makes unable to realize the purpose of this agreement;
3) If there is any truth or circumstance which makes Party A, B, C and D's statements, guaranties and promises unreal  in practical  meaning.
Article 13. Force majeure
1. It shall not be regarded as breach of agreement that fail to perform the obligations of this agreement, in whole or in part, caused by force majeure and no fault on its own, but shall take necessary measures if the conditions permits, so as to reduce the damage due to force majeure.

2. Any party suffering from force majeure shall notify the event situations to the others in written form as soon as possible, and shall submit the report of not performing obligations of this agreement, in whole or in part, and reasons for delay of performance to the other parties within fifteen days after the event of force majeure.
3. Force majeure means unforeseen and unavoidable to any party, including but not limited to the following:
4. Declared or undeclared war, hostility, blockade, embargo, government decree or general mobilization, which directly influences the capital increase and equity enlargement;
5. Domestic disturbance which directly influences the capital increase and equity enlargement;
6. Fire, flood, typhoon, hurricane, tsunami, coast, earthquake, explosion, pestilence or epidemic disease and other events owing to natural factors;
7.           and other events of force majeure which directly influences the capital increase and equity enlargement agreed by all the parties.
Article 14. Dispute settlement
All the parties shall negotiate and settle the dispute owing to this agreement. If failing to consent through negotiation, all the parties agree to lawsuit to the People's Court in which the Target Company is located.
Article 15. Unmentioned matters
1. As to any unmentioned matters of basic principle of this agreement and the unmentioned matters of detailed items involved hereof, all the parties shall conclude supplementary agreement under the precondition of not breaking this agreement, and the supplementary agreement has the same legal effect with this agreement.
2. The financing plan and demand of the Target Company in the future development course will be examined and approved on the shareholders' conference according to planning, budget, and return on investment  etc.
3.           If there is additional stipulations between the new shareholder investment company to be increased and Party A, B, C, D and E, all the parties shall sign other agreements separately.

Article 16. Become effective and amend
This agreement becomes effective since all the parties affix their signatures, and shall not be amended without consistent written consent of all the parties.
Article 17. Agreement text
This agreement is in septuplicate; each party holds one copy, and the rest one copy is kept in the Target Company.
Article 18. Notice and delivery
Party A, B, C, D and E separately confirm that, the information in the initial part of this agreement including the names and addresses etc. are respectively the legal contact and notice information of one's own.  Any party's delivery of notice and letter to such address or notice to the contactor have the legal effect of delivery to the party. Any changes of the foregoing information shall be notified to the other parties in written form.

(No text on this page, only a page for affixing seals or signatures on Framework Agreement on Capital Increase and Equity Enlargement)

Party A (signature): /s/ Xu Bin                                                     2016-05-15

Party B (signature): /s/ Zou Liang                                                2016-05-15

Party C (signature): /s/ Wang Yilin                                               2016-05-15

Party D (signature): /s/ Wan Juhe                                                 2016-05-15

Party E (signature): GREAT CHINA INTERNATIONAL HOLDINGS, INC.

By: Frank Jiang, CEO, 2015-05-15